First Internet Bancorp Reports First Quarter 2021 Results

Highlights for the first quarter include:

•Net income of $10.5 million, an increase of 73.6% over the first quarter of 2020

•Diluted earnings per share of $1.05, an increase of 69.4% over the first quarter of 2020

•Total quarterly revenue of $28.9 million, an increase of 36.1% over the first quarter of 2020

•Net interest margin and fully-taxable equivalent net interest margin increased 26 and 27 basis points (“bps”), respectively, from the fourth quarter of 2020, driven by a 17 bp decrease in the cost of interest-bearing deposits

Fishers, Indiana, April 21, 2021 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the first quarter of 2021. Net income for the first quarter of 2021 was $10.5 million, or $1.05 diluted earnings per share. This compares to net income of $11.1 million, or $1.12 diluted earnings per share, for the fourth quarter of 2020, and net income of $6.0 million, or $0.62 diluted earnings per share, for the first quarter of 2020.

“We produced strong earnings and solid momentum to start 2021, driven by net interest margin expansion, continued healthy production in our direct-to-consumer mortgage business and strong credit performance,” said David Becker, Chairman, President and Chief Executive Officer. “Growth in net interest income combined with our strategies designed to build sustainable fee revenue paid off as we generated an average return on assets of 1.02% for the second straight quarter and increased our tangible common equity to tangible assets ratio by 43 basis points to 8.12%.”

Mr. Becker concluded, “I am pleased with our first quarter financial performance and the consistently excellent work of the entire First Internet team. I want to thank all of them for their efforts in once again delivering on our goals. The high level of commitment throughout the organization remains the key to our ongoing success.”

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2021 was $20.5 million, compared to $18.9 million for the fourth quarter of 2020, and $15.0 million for the first quarter of 2020. On a fully-taxable equivalent basis, net interest income for the first quarter of 2021 was $21.9 million, compared to $20.3 million for the fourth quarter of 2020, and $16.6 million for the first quarter of 2020.

Total interest income for the first quarter of 2021 was $33.3 million, a decrease of 1.1%, compared to the fourth quarter of 2020, and a decrease of 8.2% compared to the first quarter of 2020. On a fully-taxable equivalent basis, total interest income for the first quarter of 2021 was $34.6 million, a decrease of 1.2% compared to the fourth quarter of 2020, and a decrease of 8.3% compared to the first quarter of 2020. The slight decrease in total interest income compared to the fourth quarter of 2020 was driven primarily by a decrease in day count as well as a 3.4% decrease in the average balance of interest-earning assets, which was partially offset by a 14 bp increase in the yield on those assets. The yield on interest-earning assets for the first quarter of 2021 increased to 3.31% from

3.17% in the prior quarter due primarily to changes in the earning asset mix and an increase in loan fee income, mostly related to prepayments. Average loan balances decreased $25.1 million, or 0.8%, while the average balances of securities and other earning assets decreased $34.0 million, or 5.8%, and $86.4 million, or 16.2%, respectively.

Total interest expense for the first quarter of 2021 was $12.8 million, a decrease of 13.7%, compared to the fourth quarter of 2020, and a decrease of 39.9%, compared to the first quarter of 2020. The decrease in total interest expense compared to the linked quarter was due primarily to a 17 bp decline in the cost of interest-bearing deposits as well as a decline of 4.4% in the average balance of these deposits. The decrease in deposit costs reflects the continued decline in the rates paid on interest-bearing deposits as well as a shift in the deposit mix due to a reduction in certificates and brokered deposits.

During the first quarter of 2021, the cost of money market deposits decreased by 7 bps compared to the linked quarter while the average balance of these deposits remained stable. Furthermore, the cost of certificates and brokered deposits decreased by 18 bps and average balances decreased $154.1 million, or 9.2%. During the first quarter of 2021, new certificates of deposit were originated at a weighted average cost of 40 bps while maturing deposits had a weighted average cost of 216 bps; a difference of 176 bps.

Net interest margin (“NIM”) improved to 2.04% for the first quarter of 2021, up from 1.78% for the fourth quarter of 2020 and 1.50% for the first quarter of 2020. Fully-taxable equivalent NIM (“FTE NIM”) increased to 2.18% for the first quarter of 2021, up from 1.91% for the fourth quarter of 2020 and 1.65% for the first quarter of 2020. The increases in NIM and FTE NIM compared to the linked quarter were driven primarily by a combination of lower interest-bearing deposit costs and higher average loan yields.

Noninterest Income
Noninterest income for the first quarter of 2021 was $8.4 million, compared to $12.7 million for the fourth quarter of 2020 and $6.2 million for the first quarter of 2020. The decrease compared to the linked quarter was driven primarily by lower revenues from mortgage banking activities and a decrease in gain on sale of loans. Mortgage banking revenue totaled $5.8 million for the first quarter of 2021, down $2.2 million from the linked quarter, due primarily to a decrease in interest rate lock volume and a decrease in margins. On a historical basis, however, mortgage banking revenue remained strong as the low interest rate environment continued to drive purchase and refinance activity. Gain on sale of loans totaled $1.7 million for the quarter, decreasing $2.0 million compared to the fourth quarter of 2020 due to a reduction in U.S. Small Business Administration (“SBA”) 7(a) guaranteed loan sales in the quarter.

Noninterest Expense
Noninterest expense for the first quarter of 2021 was $15.3 million, compared to $14.5 million for the fourth quarter of 2020 and $13.5 million for the first quarter of 2020. Noninterest expense increased on a linked-quarter basis, driven primarily by a $0.4 million increase in salaries and employee benefits, a $0.2 million increase in marketing, advertising and promotion expense, and a $0.2 million increase consulting and professional fees. The increase in salaries and employee benefits expense was due mainly to higher medical claims experience, share-based compensation and seasonal resets of employee benefits and payroll taxes. The increase in marketing expenses was due to higher mortgage lead generation costs and increased digital marketing initiatives. The increase in consulting and professional fees was due to seasonally higher legal expenses generally related to year-end reporting and the preparation of proxy materials for our annual meeting of shareholders, which are customarily incurred in the first quarter. Additionally, during the first quarter of 2021, and reflected in other noninterest expense, the Company made a $250,000 contribution to a foundation that supports not-for-profit organizations and community-based initiatives in Hamilton County, IN.

Income Taxes
The Company reported income tax expense of $1.9 million for the first quarter of 2021 and an effective tax rate of 15.1%, compared to income tax expense of $3.1 million and an effective tax rate of 21.6% for the fourth quarter of 2020 and income tax expense of $0.3 million for the first quarter of 2020. The decrease in income taxes during the quarter was primarily due to a decrease in pre-tax earnings driven by a lower proportion of taxable revenue.

Loans and Credit Quality
Total loans as of March 31, 2021 were $3.1 billion, relatively consistent with December 31, 2020, and an increase of $166.6 million, or 5.8%, compared to March 31, 2020. Total commercial loan balances were $2.5 billion as of March 31, 2021, a slight increase of $4.1 million, or 0.2%, compared to December 31, 2020 and an increase of $232.3 million, or 10.2%, compared to March 31, 2020. Compared to the linked quarter, the growth in commercial loan balances was driven largely by production in public finance, construction and small business lending, which was partially offset by a decrease in healthcare finance and single tenant lease financing balances due to elevated prepayment activity.

Total consumer loan balances were $478.3 million as of March 31, 2021, a decrease of $4.0 million, or 0.8%, compared to December 31, 2020 and a decrease of $60.9 million, or 11.3%, compared to March 31, 2020. The slight decline in consumer loan balances from December 31, 2020 was due primarily to increased prepayment activity across the RV and trailer portfolios.

Total delinquencies 30 days or more past due were 0.23% of total loans as of March 31, 2021, up from 0.17% as of December 31, 2020 and down from 0.32% as of March 31, 2020. Overall credit quality remained strong as nonperforming loans to total loans was 0.46% as of March 31, 2021, compared to 0.33% as of December 31, 2020 and 0.26% as of March 31, 2020.

The allowance for loan losses as a percentage of total loans was 1.00% as of March 31, 2021, or 1.02% when excluding SBA Paycheck Protection Program (“PPP”) loans, compared to 0.96% and 0.98%, respectively, as of December 31, 2020 and 0.79% as of March 31, 2020. While the balance of total loans was consistent with the prior quarter, the Company continued to make additional adjustments to qualitative factors in its allowance model as well as recorded specific reserves on two commercial relationships totaling $1.1 million in the aggregate. These items were partially offset by loan portfolio composition changes which included reductions in certain portfolios with higher reserve coverage ratios as well as growth in portfolios with lower reserve coverage ratios. In total, both the amount of the allowance for loan losses and the allowance as a percentage of total loans increased compared to December 31, 2020.

Net charge-offs of $0.1 million were recognized during the first quarter of 2021, resulting in net charge-offs to average loans of 0.02%, compared to 0.04% for the fourth quarter of 2020 and 0.06% for the first quarter of 2020. The provision for loan losses in the first quarter of 2021 was $1.3 million, compared to $2.9 million for the fourth quarter of 2020 and $1.5 million for the first quarter of 2020.

Capital
As of March 31, 2021, total shareholders’ equity was $344.6 million, an increase of $13.6 million, or 4.1%, compared to December 31, 2020, due primarily to net income earned during the quarter and a decrease in accumulated other comprehensive loss. Book value per common share increased to $35.07 as of March 31, 2021, up from $33.77 as of December 31, 2020 and $31.13 as of March 31, 2020. Tangible book value per share increased to $34.60, up from $33.29 and $30.65, each as of the same reference dates.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of March 31, 2021.

	As of March 31, 2021
	Company	Bank

Total shareholders’ equity to assets	8.23%	9.13%
Tangible common equity to tangible assets [1]	8.12%	9.03%
Tier 1 leverage ratio [2]	8.46%	9.37%
Common equity tier 1 capital ratio [2]	11.81%	13.08%
Tier 1 capital ratio [2]	11.81%	13.08%
Total risk-based capital ratio [2]	15.18%	14.11%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, April 22, 2021 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 348-3664. A recorded replay can be accessed through May 22, 2021 by dialing (877) 344-7529; passcode: 10154405.

Additionally, interested parties can listen to a live webcast of the call on Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.2 billion as of March 31, 2021. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “estimate,” “expect,” “intend,” “may,” “optimistic,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. The COVID-19 pandemic continues to impact general business and economic conditions, as well as our customers, counterparties, employees, and third-party service providers. Continued uncertainty in market conditions could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. The ultimate magnitude and duration of the pandemic is still unknown at this time, therefore, the extent of the impact on our business, financial position, results of operations, liquidity and prospects remains uncertain. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance, SBA and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income – FTE, net interest income – FTE, net interest margin – FTE and allowance for loan losses to loans, excluding PPP loans are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net income	$10,450	$11,090	$6,019

Per share and share information
Earnings per share - basic	$1.06	$1.12	$0.62
Earnings per share - diluted	1.05	1.12	0.62
Dividends declared per share	0.06	0.06	0.06
Book value per common share	35.07	33.77	31.13
Tangible book value per common share [1]	34.60	33.29	30.65
Common shares outstanding	9,823,831	9,800,569	9,801,825
Average common shares outstanding:
Basic	9,899,230	9,883,609	9,721,485
Diluted	9,963,036	9,914,022	9,750,528
Performance ratios
Return on average assets	1.02%	1.02%	0.59%
Return on average shareholders' equity	12.61%	13.64%	7.78%
Return on average tangible common equity [1]	12.79%	13.84%	7.90%
Net interest margin	2.04%	1.78%	1.50%
Net interest margin - FTE [1,2]	2.18%	1.91%	1.65%
Capital ratios [3]
Total shareholders' equity to assets	8.23%	7.79%	7.32%
Tangible common equity to tangible assets [1]	8.12%	7.69%	7.22%
Tier 1 leverage ratio	8.46%	7.95%	7.82%
Common equity tier 1 capital ratio	11.81%	11.31%	10.76%
Tier 1 capital ratio	11.81%	11.31%	10.76%
Total risk-based capital ratio	15.18%	14.91%	13.87%
Asset quality
Nonperforming loans	$14,048	$10,183	$7.443
Nonperforming assets	14,077	10,218	9.622
Nonperforming loans to loans	0.46%	0.33%	0.26%
Nonperforming assets to total assets	0.34%	0.24%	0.23%
Allowance for loan losses to:
Loans	1.00%	0.96%	0.79%
Loans, excluding PPP loans [1]	1.02%	0.98%	0.79%
Nonperforming loans	218.1%	289.5%	307.1%
Net charge-offs to average loans	0.02%	0.04%	0.06%
Average balance sheet information
Loans	$3,047,915	$3,070,476	$2,931,108
Total securities	548,429	582,425	630,879
Other earning assets	446,045	532,466	415,927
Total interest-earning assets	4,073,604	4,219,142	4,024,800
Total assets	4,173,273	4,316,207	4,099,932
Noninterest-bearing deposits	90,764	86,836	60,456
Interest-bearing deposits	3,115,987	3,258,269	3,089,045
Total deposits	3,206,751	3,345,105	3,149,501
Shareholders' equity	335,968	323,464	311,005

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2020)
Amounts in thousands
	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash and due from banks	$4,440	$7,367	$5,726
Interest-bearing deposits	411,765	412,439	345,542
Securities available-for-sale, at fair value	462,376	497,628	608,682
Securities held-to-maturity, at amortized cost	68,190	68,223	66,331
Loans held-for-sale	30,235	39,584	52,394
Loans	3,058,694	3,059,231	2,892,093
Allowance for loan losses	(30,642)	(29,484)	(22,857)
Net loans	3,028,052	3,029,747	2,869,236
Accrued interest receivable	16,433	17,416	16,960
Federal Home Loan Bank of Indianapolis stock	25,650	25,650	25,650
Cash surrender value of bank-owned life insurance	38,185	37,952	37,238
Premises and equipment, net	42,381	37,590	18,883
Goodwill	4,687	4,687	4,687
Servicing asset	3,817	3,569	2,415
Other real estate owned	—	—	2,065
Accrued income and other assets	52,359	64,304	112,337
Total assets	$4,188,570	$4,246,156	$4,168,146

Liabilities
Noninterest-bearing deposits	$100,700	$96,753	$70,562
Interest-bearing deposits	3,116,903	3,174,132	3,107,944
Total deposits	3,217,603	3,270,885	3,178,506
Advances from Federal Home Loan Bank	514,917	514,916	514,911
Subordinated debt	69,794	79,603	69,605
Accrued interest payable	1,418	1,439	3,293
Accrued expenses and other liabilities	40,272	48,369	96,704
Total liabilities	3,844,004	3,915,212	3,863,019
Shareholders' equity
Voting common stock	221,911	221,408	219,893
Retained earnings	136,575	126,732	105,100
Accumulated other comprehensive loss	(13,920)	(17,196)	(19,866)
Total shareholders' equity	344,566	330,944	305,127
Total liabilities and shareholders' equity	$4,188,570	$4,246,156	$4,168,146

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest income
Loans	$30,885	$30,930	$30,408
Securities - taxable	1,779	1,988	3,619
Securities - non-taxable	281	318	572
Other earning assets	335	407	1,645
Total interest income	33,280	33,643	36,244
Interest expense
Deposits	8,628	10,577	17,208
Other borrowed funds	4,127	4,201	4,018
Total interest expense	12,755	14,778	21,226
Net interest income	20,525	18,865	15,018
Provision for loan losses	1,276	2,864	1,461
Net interest income after provision for loan losses	19,249	16,001	13,557
Noninterest income
Service charges and fees	266	206	212
Loan servicing revenue	422	379	251
Loan servicing asset revaluation	(155)	(60)	(179)
Mortgage banking activities	5,750	7,987	3,668
Gain on sale of loans	1,723	3,702	1,801
Gain (loss) on sale of securities	—	—	41
Other	369	443	417
Total noninterest income	8,375	12,657	6,211
Noninterest expense
Salaries and employee benefits	9,492	9,135	7,774
Marketing, advertising and promotion	680	443	375
Consulting and professional fees	986	788	1,177
Data processing	462	426	375
Loan expenses	534	630	599
Premises and equipment	1,601	1,601	1,625
Deposit insurance premium	425	450	485
Other	1,137	1,040	1,076
Total noninterest expense	15,317	14,513	13,486
Income before income taxes	12,307	14,145	6,282
Income tax provision (benefit)	1,857	3,055	263
Net income	$10,450	$11,090	$6,019

Per common share data
Earnings per share - basic	$1.06	$1.12	$0.62
Earnings per share - diluted	$1.05	$1.12	$0.62
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$3,079,130	$30,885	4.07%	$3,104,251	$30,930	3.96%	$2,977,994	$30,408	4.11%
Securities - taxable	461,300	1,779	1.56%	492,573	1,988	1.61%	531,046	3,619	2.74%
Securities - non-taxable	87,129	281	1.31%	89,852	318	1.41%	99,833	572	2.30%
Other earning assets	446,045	335	0.30%	532,466	407	0.30%	415,927	1,645	1.59%
Total interest-earning assets	4,073,604	33,280	3.31%	4,219,142	33,643	3.17%	4,024,800	36,244	3.62%
Allowance for loan losses	(29,884)			(27,805)			(22,059)
Noninterest-earning assets	129,553			124,870			97,191
Total assets	$4,173,273			$4,316,207			$4,099,932

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$180,746	$133	0.30%	$165,815	$156	0.37%	$122,925	$219	0.72%
Savings accounts	46,035	40	0.35%	49,209	54	0.44%	30,345	78	1.03%
Money market accounts	1,369,626	1,391	0.41%	1,369,543	1,655	0.48%	866,605	3,743	1.74%
Certificates and brokered deposits	1,519,580	7,064	1.89%	1,673,702	8,712	2.07%	2,069,170	13,168	2.56%
Total interest-bearing deposits	3,115,987	8,628	1.12%	3,258,269	10,577	1.29%	3,089,045	17,208	2.24%
Other borrowed funds	583,780	4,127	2.87%	591,806	4,201	2.82%	584,465	4,018	2.76%
Total interest-bearing liabilities	3,699,767	12,755	1.40%	3,850,075	14,778	1.53%	3,673,510	21,226	2.32%
Noninterest-bearing deposits	90,764			86,836			60,456
Other noninterest-bearing liabilities	46,774			55,832			54,961
Total liabilities	3,837,305			3,992,743			3,788,927
Shareholders' equity	335,968			323,464			311,005
Total liabilities and shareholders' equity	$4,173,273			$4,316,207			$4,099,932

Net interest income		$20,525			$18,865			$15,018

Interest rate spread			1.91%			1.64%			1.30%
Net interest margin			2.04%			1.78%			1.50%
Net interest margin - FTE [2,3]			2.18%			1.91%			1.65%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$71,835	2.3%	$75,387	2.5%	$95,227	3.3%
Owner-occupied commercial real estate	87,930	2.9%	89,785	2.9%	74,737	2.6%
Investor commercial real estate	14,832	0.5%	13,902	0.5%	13,421	0.5%
Construction	123,483	4.0%	110,385	3.6%	64,581	2.2%
Single tenant lease financing	941,322	30.8%	950,172	31.1%	972,275	33.6%
Public finance	637,600	20.8%	622,257	20.3%	627,678	21.7%
Healthcare finance	510,237	16.8%	528,154	17.3%	372,266	12.9%
Small business lending	132,490	4.3%	125,589	4.1%	67,275	2.3%
Total commercial loans	2,519,729	82.4%	2,515,631	82.3%	2,287,460	79.1%

Consumer loans
Residential mortgage	190,148	6.2%	186,787	6.1%	218,730	7.6%
Home equity	17,949	0.6%	19,857	0.6%	23,855	0.8%
Trailers	143,454	4.7%	144,493	4.7%	148,700	5.1%
Recreational vehicles	92,221	3.0%	94,405	3.1%	103,868	3.6%
Other consumer loans	34,534	1.1%	36,794	1.2%	44,037	1.5%
Total consumer loans	478,306	15.6%	482,336	15.7%	539,190	18.6%

Net deferred loan fees, premiums, discounts and other [1]	60,659	2.0%	61,264	2.0%	65,443	2.3%

Total loans	$3,058,694	100.0%	$3,059,231	100.0%	$2,892,093	100.0%

	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$100,700	3.1%	$96,753	3.0%	$70,562	2.2%
Interest-bearing demand deposits	186,015	5.8%	188,645	5.8%	123,233	3.9%
Savings accounts	51,251	1.6%	43,200	1.3%	32,485	1.0%
Money market accounts	1,397,449	43.4%	1,350,566	41.3%	930,698	29.3%
Certificates of deposits	1,174,764	36.5%	1,289,319	39.4%	1,493,644	47.0%
Brokered deposits	307,424	9.6%	302,402	9.2%	527,884	16.6%
Total deposits	$3,217,603	100.0%	$3,270,885	100.0%	$3,178,506	100.0%

1 Includes carrying value adjustments of $41.6 million and $42.7 million related to terminated interest rate swaps associated with public finance loans as of March 31, 2021 and December 31, 2020, respectively, and $44.6 million as of March 31, 2020 related to interest rate swaps associated with public finance loans.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Total equity - GAAP	$344,566	$330,944	$305,127
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$339,879	$326,257	$300,440

Total assets - GAAP	$4,188,570	$4,246,156	$4,168,146
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$4,183,883	$4,241,469	$4,163,459

Common shares outstanding	9,823,831	9,800,569	9,801,825

Book value per common share	$35.07	$33.77	$31.13
Effect of goodwill	(0.47)	(0.48)	(0.48)
Tangible book value per common share	$34.60	$33.29	$30.65

Total shareholders' equity to assets	8.23%	7.79%	7.32%
Effect of goodwill	0.11%	0.10%	0.10%
Tangible common equity to tangible assets	8.12%	7.69%	7.22%

Total average equity - GAAP	$335,968	$323,464	$311,005
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$331,281	$318,777	$306,318

Return on average shareholders' equity	12.61%	13.64%	7.78%
Effect of goodwill	0.18%	0.20%	0.12%
Return on average tangible common equity	12.79%	13.84%	7.90%

Total interest income	$33,280	$33,643	$36,244
Adjustments:
Fully-taxable equivalent adjustments [1]	1,356	1,400	1,535
Total interest income - FTE	$34,636	$35,043	$37,779

Net interest income	$20,525	$18,865	$15,018
Adjustments:
Fully-taxable equivalent adjustments [1]	1,356	1,400	1,535
Net interest income - FTE	$21,881	$20,265	$16,553

Net interest margin	2.04%	1.78%	1.50%
Effect of fully-taxable equivalent adjustments [1]	0.14%	0.13%	0.15%
Net interest margin - FTE	2.18%	1.91%	1.65%

Allowance for loan losses	$30,642	$29,484	$22,857

Loans	3,058,694	3,059,231	2,892,093
Adjustments:
PPP loans	(53,365)	(50,554)	—
Loans, excluding PPP loans	$3,005,329	$3,008,677	$2,892,093

Allowance for loan losses to loans	1.00%	0.96%	0.79%
Effect of PPP loans	0.02%	0.02%	0.00%
Allowance for loan losses to loans, excluding PPP loans	1.02%	0.98%	0.79%

1 Assuming a 21% tax rate